Exhibit 5.1

                              LOWENSTEIN SANDLER PC
                                Attorneys at Law



May 17, 2005



Arotech Corporation
354 Industry Drive
Auburn, Alabama 36830

Dear Sirs:

Reference is made to our opinion dated December 4, 2003, and included as Exhibit
5.1 to Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-110729) (the "Registration Statement") filed on December 4, 2003, by Arotech Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). We are rendering this supplemental opinion in connection with a prospectus supplement to the Registration Statement (the "Prospectus Supplement") to be filed by the Company with the Commission pursuant to Rule 424 promulgated under the Securities Act in connection with the offering by the Company of 1,275,500 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to a securities purchase agreement, dated as of May 17, 2005, between the Company and the purchaser specified therein (the "Securities Purchase Agreement").

In this connection, we have examined and relied without independent investigation as to matters of fact upon such statements and certificates of public officials, such statements and certificates of officers of the Company, the Registration Statement, the Prospectus Supplement, the Securities Purchase Agreement, the certificate of incorporation and bylaws of the Company, as amended and now in effect, proceedings of the board of directors of the Company, such other corporate records, certificates, documents and instruments and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares, when issued by the Company and delivered by the Company against payment therefor in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the provisions of the Delaware General Corporation
Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler PC

LOWENSTEIN SANDLER PC

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65 Livingston Avenue           Roseland, New Jersey              Telephone 973.597.2500         www.lowenstein.com
                           07068-1791 Fax 973.597.2200
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